UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Aerojet Rocketdyne Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS HOLDINGS L.P.

SPH GROUP HOLDINGS LLC

SPH GROUP LLC

STEEL PARTNERS HOLDINGS GP INC.

WEBFINANCIAL HOLDING CORPORATION

STEEL EXCEL, INC.

STEEL PARTNERS LTD.

WARREN G. LICHTENSTEIN

JAMES R. HENDERSON

JOANNE M. MAGUIRE

AUDREY A. MCNIFF

AIMEE J. NELSON

MARTIN TURCHIN

HEIDI R. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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SPH Group Holdings LLC, a Delaware limited liability company, together with the other participants named herein (collectively, the “Steel Partners Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”).

On March 14, 2022, the Steel Partners Group issued the following press release and open letter to the Company’s stockholders:

Steel Partners Issues Letter to Fellow Shareholders Regarding its Vision for Enhanced Value Creation at Aerojet Rocketdyne

NEW YORK--(BUSINESS WIRE)--Steel Partners Holdings L.P. (together with its affiliates, “Steel Partners” or “we”), which owns approximately 5.2% of the outstanding shares of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”) and has nominated seven highly qualified candidates for election to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”), today issued the following letter:

Fellow Shareholders,

Steel Partners is one of the largest shareholders of Aerojet Rocketdyne, with ownership of approximately 5.2% of the Company’s outstanding shares. We are also a long-term shareholder that has spent nearly 15 years supporting the Company’s efforts to evolve and produce enhanced value. We believe our sizable ownership interest in Aerojet Rocketdyne and record of helping drive total shareholder returns of more than 250% since receiving boardroom representation should signal that Steel Partners’ interests are squarely aligned with your interests.

We recently nominated seven highly qualified director candidates, including four sitting Board members with extensive business leadership experience and strong track records of value creation, for election to Aerojet Rocketdyne’s Board at this year’s Annual Meeting. We believe the four other sitting Board members, including Chief Executive Officer Eileen Drake and the incumbents she has purportedly nominated, failed shareholders over the past year by not effectively planning for a world in which the Lockheed Martin Corporation (“Lockheed Martin”) transaction did not go through. We remain confounded by the fact that Ms. Drake and her faction ignored our calls for contingency planning as regulatory headwinds mounted and it became clear the Lockheed Martin transaction was in jeopardy. That is why we took the extraordinary step of nominating a slate ahead of the deal ultimately being terminated.

We believe you – our fellow shareholders – have a critical choice to make in the coming weeks and months:

1.	Support our aligned and experienced slate, which has already established a vision for enhanced value creation.

2.	Support a seemingly misaligned faction that we contend lacks credibility and vision.

We feel the choice between Steel Partners’ slate and Ms. Drake’s slate should come down to credibility and vision. When evaluated through that lens, we expect the right choice will be clear.

With respect to credibility, we feel our more than $150 million investment in the Company and record of championing shareholders’ interests should speak for themselves. We have also put our own capital to work to run this campaign for necessary change. With respect to vision, we are committed to implementing a systematic operating plan to revitalize Aerojet Rocketdyne while carrying out a transparent review of alternatives. This letter summarizes four specific areas that our slate will seek to address if it is elected.

On the other hand, we question whether Ms. Drake and her allies have the credibility, qualifications and vision necessary to maximize value for Aerojet Rocketdyne’s shareholders. In addition to failing to plan for the Lockheed Martin deal falling apart, Ms. Drake’s management team did not hit the 2021 financial targets laid out in the proxy statement associated with the Lockheed Martin deal. This boardroom faction also recently asked the Delaware Court of Chancery to provide permission to use the Company’s resources, which belong to shareholders, to underwrite its multi-million-dollar campaign. We are pleased that the Delaware Court of Chancery granted our request for a temporary restraining order, which prevents Ms. Drake’s faction from continuing to use Company resources for its campaign.1 Finally, it is worth noting that we believe Ms. Drake initiated and then oversaw the disclosure of a seemingly retaliatory investigation following our efforts to push management to conduct contingency planning.

We find it notable that Ms. Drake and her slate are yet to articulate a clear vision for value creation.

In due course, we will release our own presentation that copiously details Steel Partners’ case for change, nominee qualifications and strategy for value creation. Our slate will do its best to be comprehensive while remaining fully mindful of its inability to disclose or opine on non-public information. We see a path to helping the Company’s Defense and Space units start achieving enhanced operating profits and cash flow. We believe improved unit profit performance, coupled with corporate cost reductions, could position Aerojet Rocketdyne to achieve EBITDA margins of 16% to 18% on a standalone basis by 2024. We envision these operational and strategy improvements can yield a standalone share price of $65 or more over the next three years.

Here is an overview of the priorities we will expand on in our presentation:

•	Capital Structure & Capital Allocation Improvements

We see significant opportunities to optimize the capital structure and more effectively allocate the Company’s considerable cash. Aerojet Rocketdyne had approximately $700 million in cash at the end of the fiscal year, which is generating next to no return for shareholders. Given that the Company’s customer relationships fund most of its research and development, our nominees want to explore returning up to $400 million in cash to shareholders via share and convertible debt repurchases.

Our nominees would also endeavor to refinance the Company’s line of credit and debt coming due in 2023, effectively providing more flexibility during what remains a low interest rate environment relative to historical norms.

In the intermediate term, our nominees would explore divestitures of real estate holdings, non-core assets and underperforming business units on a tax efficient basis, which could yield more than $200 million in proceeds based on our estimates. Our nominees would also aim to trim excessive corporate overhead and spending, including on government affairs, public relations and high-priced external consultants. All of this could potentially free up even more capital for opportunistic share repurchases or a special dividend.

We believe the successful implementation of the Competitive Improvement Program (“CIP”) has positioned the Company well. Nonetheless, there remains opportunity to further lean out the business by reducing overhead and administrative costs and limiting production inefficiencies. Over the next three years, our own analysis suggests that $20 million to $25 million in corporate cost reductions are achievable.

1 Press release entitled “Steel Partners Pleased by Court’s Decision to Grant Temporary Restraining Order Preventing the Unauthorized Use of Aerojet Rocketdyne’s Resources in Connection With 2022 Annual Meeting,” issued on February 24, 2022 (link).

Naturally, we are also cognizant of reinvestment in the business. Our nominees would look to allocate capital to forward-looking research and development initiatives that customers are not yet funding. Another area of emphasis for us is human capital, especially following a period of apparent uncertainty and turnover.

•	Business Unit Improvements

In our view, the Company’s Defense and Space segments are materially underperforming their potential. We see opportunities to meaningfully grow the Defense Unit’s sales and the Space Unit’s sales over the next three years. Likewise, we feel low double-digit margins can be expanded to strong double-digit margins with significantly better cash flows.

In Defense, our independent analysis leads us to believe that several mature programs in missile defense and tactical systems and armaments may not be meeting their sales, profit or cash flow potential. This type of underperformance is often due to quality issues in the build process, which disrupt manufacturing flow and on-time deliveries. We are concerned that these types of quality issues could be driving up labor costs and eroding customer confidence due to excessive delays.

If these issues were avoided and programs would have met their targets in fiscal year 2021, we believe it would have resulted in tens of millions of dollars in profit and brought the unit’s operating profit to a mid-teens level. We feel averting these issues and hitting targets also would have had a positive impact on cash flows.

If Defense can maintain a healthy backlog of solid rocket motor orders, continuing to service underperforming product lines should be analyzed. In addition to exiting any underperforming product lines, our nominees would perform an extensive evaluation of specialized manufacturing facilities that are not accretive to the business.

Based on our analysis, the Space unit’s cash flow position can also be greatly enhanced with program improvements. However, additional diligence on future advanced space programs' contract payment terms will be necessary. Our nominees would likely pursue alternative payment terms and subsequent supplier subcontract arrangements on applicable programs to ensure a positive cash flow position.

At bottom, we fear that execution issues are costing the Company money and reputational currency in the industry. We estimate that there is up to $50 million in annual waste and leakage alone that could be addressed with our slate assembling the right leadership team and prioritizing operational rigor.

•	Executive Compensation and Corporate Governance Improvements

Moving forward, we believe the Company’s executive compensation policies need to be realigned. Executives should have the vast majority of their incentive compensation tied to shareholder returns, not nebulous non-GAAP and adjusted metrics. Executives should have equity compensation with a sizable performance-based vesting component, instead of a majority of equity compensation being tied to just time served.

Our nominees would also aim to modify executives’ change-in-control compensation to limit perverse incentives if a deal opportunity emerges. We would also take steps to improve the Company’s corporate governance profile, including reducing the threshold for allowing shareholders to call special meetings.

•	Strategic Alternatives

If elected, our nominees plan to implement a two-pronged strategy that entails implementing a new operating plan focused on profitably growing over the long-term and reviewing strategic alternatives that could maximize shareholder value in the immediate-term. Our slate would take steps to ensure the Company is properly shopped. If and when a deal were to be reached, we would also take steps to secure a break fee and other terms to protect shareholders’ interests. We feel it is absolutely critical for an aligned and long-term shareholder to be actively involved in this process, rather than ceding control to Ms. Drake and her faction.

We look forward to sharing appropriate details regarding our strategy in the near-term. Of course, if there is an opportunity to reach a negotiated resolution with Ms. Drake, we will also explore that path. Our goal is to continue advancing shareholders’ best interests.

Warren G. Lichtenstein

Founder and Executive Chairman

Steel Partners Holdings L.P.

***

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Certain Information Concerning the Participants

SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), together with the other participants named herein (collectively, the “Steel Partners Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2022 annual meeting of stockholders of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”).

THE STEEL PARTNERS GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be SPHG Holdings, Steel Partners Holdings L.P., a Delaware limited partnership (“Steel Holdings”), SPH Group LLC, a Delaware limited liability company (“SPHG”), Steel Partners Holdings GP Inc., a Delaware corporation (“Steel Holdings GP”), WebFinancial Holding Corporation, a Delaware corporation (“WebFinancial”), Steel Excel, Inc., a Delaware corporation (“Steel Excel”), Steel Partners, Ltd., a Delaware corporation (“SPL”), Warren G. Lichtenstein, James R. Henderson, Joanne M. Maguire, Audrey A. McNiff, Aimee J. Nelson, Martin Turchin and Heidi R. Wood.

As of the date hereof, SPHG Holdings directly owned 1,497 shares of Common Stock, $0.10 par value, of the Company (the “Shares”), WebFinancial directly owned 3,482,572 Shares and Steel Excel directly owned 465,427 Shares. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, each of Steel Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by SPHG Holdings. SPHG owns 100% of the outstanding shares of common stock of WebFinancial. Accordingly, Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by WebFinancial. SPHG Holdings owns 100% of the outstanding shares of common stock of Steel Excel. Accordingly, each of Steel Holdings, SPHG, SPHG Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by Steel Excel. As of the date hereof, SPL directly owned 60,546 Shares. Mr. Lichtenstein is the Chief Executive Officer of SPL. Accordingly, Mr. Lichtenstein may be deemed to beneficially own the Shares directly owned by SPL. As of the date hereof, Warren G. Lichtenstein directly owned 207,953 Shares. An additional 526,695 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Lichtenstein pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 526,695 Shares are not deemed to be beneficially owned by Mr. Lichtenstein. As of the date hereof, James R. Henderson directly owned 48,107 Shares. An additional 83,986 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Henderson pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 83,986 Shares are not deemed to be beneficially owned by Mr. Henderson. As of the date hereof, Audrey A. McNiff directly owned 4,787 Shares. An additional 3,988 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Ms. McNiff pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 3,988 Shares are not deemed to be beneficially owned by Ms. McNiff. As of the date hereof, Martin Turchin directly owned 108,066 Shares. Additionally, Mr. Turchin beneficially owned indirectly an aggregate of 12,500 Shares held in several trusts of which he is a trustee. An additional 5,886 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Turchin pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 5,886 Shares are not deemed to be beneficially owned by Mr. Turchin. As of the date hereof, Joanne M. Maguire, Aimee J. Nelson and Heidi R. Wood did not beneficially own any securities of the Company.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Steel Partners Holdings L.P.’s (“SPLP”) current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will" and similar expressions. These forward-looking statements are based on information currently available to SPLP and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the adverse effects of the COVID-19 pandemic to SPLP’s business, results of operations, financial condition and cash flows; material weaknesses in SPLP’s internal control over financial reporting; fluctuations in crude oil and other commodity prices; substantial cash funding requirements that may be required in the future as a result of certain of SPLP’s subsidiaries’ sponsorship of defined benefit pension plans; significant costs, including remediation costs, as a result of complying with environmental laws or failing to comply with other extensive regulations, including banking regulations; the impact of climate change legislation or regulations restricting emissions of greenhouse gases on costs and demand for SPLP’s services; impacts to SPLP’s liquidity or financial condition as a result of legislative and regulatory actions; SPLP’s ability to maintain sufficient cash flows from operations or through financings to meet its obligations under its senior credit facility; risks associated with SPLP’s business strategy of acquisitions; losses sustained in SPLP’s investment portfolio; the impact of interest rates on SPLP’s investments, such as increased interest rates or the use of a SOFR based interest rate in SPLP’s credit facilities; reliance on the intellectual property owned by others and SPLP’s ability to protect its own intellectual property and licenses; risks associated with conducting operations outside of the United States, including changes in trade policies and the costs or limitations of acquiring materials and products used in SPLP’s operations; risks of litigation; impacts to SPLP’s WebBank business as a result of the highly regulated environment in which it operates, as well as the risk of litigation regarding the processing of PPP loans and the risk that the SBA may not fund some or all PPP loan guaranties; potentially disruptive impacts from economic downturns in various sectors; loss of customers by SPLP’s subsidiaries as a result of not maintaining long-term contracts with customers; risks related to SPLP’s key members of management and the senior leadership team; SPLP’s agreement to indemnify its manager pursuant to its management agreement, which may incentivize the manager to take unnecessary risks; risks related to SPLP’s common and preferred units, including potential price reductions for current unitholders if additional common or preferred units are issued, as well as the lack of an active market for SPLP’s units as a result of transfer restrictions contained in SPLP’s partnership agreement; the ability of SPLP’s subsidiaries to fully use their tax benefits; impacts as a result of changes in tax rates, laws or regulations, including U.S. government tax reform; labor disruptions as a result of vaccine mandated by the United States federal government. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of SPLP's filings with the SEC, including SPLP's Form 10-K for the year ended December 31, 2021, for information regarding risk factors that could affect SPLP's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Contacts

For Investors:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

For Media:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@longacresquare.com / ckiaie@longacresquare.com

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